Exhibit 99.1

Letter of Resignation

Dear Board of Directors:

According to the requirements of current Administrative Regulations of PRC Cadre, I can’t continue assuming as independent director in wholly foreign-owned enterprises like AXM.  So this is to inform you that I have to resign as an independent director in AXM, but I am able to and would like to serve AXM as consultant, so please be kind to get it approved.

Very Truly yours,

/s/  Wenzhou Zhang

Wenzhou Zhang

Jun 26, 2006